Exhibit 10.3

PARKWAY PROPERTIES, INC.

2010 OMNIBUS EQUITY INCENTIVE PLAN

Restricted Share Agreement

FOCUS Plan

Relative Return Goal

__________

Dear ______:

                    We are pleased to notify you that the Committee under the Parkway Properties, Inc. 2010 Omnibus Equity Incentive Plan (the "Incentive Plan") has designated you as the recipient of a grant of Restricted Shares, as part of the Company's FOCUS Plan.  This letter, once signed by you, will constitute your Restricted Share agreement.  The grant is subject to your entry into this agreement.

                    1.                  The number of Restricted Shares covered by the grant is _____, and the date of the grant is __________.

                    2.                  When a term defined in the Incentive Plan is used in this agreement, the definition given in the Incentive Plan will apply for the purposes of this agreement.

                    3.                  Your interest in the Restricted Shares is forfeitable and will become nonforfeitable only to the extent it is earned by the Company's achievement of the performance goal set out in paragraph 4 and then vested by your satisfaction of the service conditions set out in paragraph 5.

                    4.                  Portion of Grant Earned upon Achievement of Performance Goal.

    (a)                The performance goal for this grant is measured by the Company's compounded annual total return to our shareholders ("TRS") over the three‑year period ending June 30, 2013 (the "Performance Period"), as compared to the compounded annual return of the MSCI US REIT Index calculated on a gross basis or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith (in either case, such index will be referred to as the "RMS") for the Performance Period, both as determined and certified by the Compensation Committee.  The Restricted Shares covered by this grant will be earned in accordance with the following table if the Company achieves an compounded annual TRS for the Performance Period that is a positive number that equals or exceeds the compounded annual return of the RMS for the Performance Period plus 100 basis points:

Compounded Annual TRS for Performance Period*	Cumulative Percentage of Grant Earned
Less than RMS + 100 basis points	0%
RMS + 100 basis points	20%
RMS + 200 basis points	55%
RMS + 300 basis points	100%

If the Company's compounded annual TRS for the Performance Period is zero or a negative number that, in either case, equals or exceeds the compounded annual return of the RMS for the Performance Period plus at least 100 basis points, the Percentage of Grant Earned will be one-half of the percentage indicated by the table above.

* Notes:  The RMS indicated is the compounded annual return for the Performance Period.  If the compounded annual TRS for the Performance Period falls between two levels in the table, the Percentage of Grant Earned will be that for the level that is exceeded.  For example, if the compounded annual TRS for the Performance Period is a positive number equal to the compounded annual return of the RMS plus 150 basis points, the Percentage of Grant Earned would be 20 percent.  For another example, if the compounded annual TRS for the Performance Period is a negative number equal to the compounded annual return of the RMS plus 150 basis points, the Percentage of Grant Earned would be 10 percent.

   (b)               The portion of this grant that is earned pursuant to paragraph 4(a) (your "Earned Restricted Shares") will equal the number of Restricted Shares covered by this grant multiplied by the Percentage of Grant Earned.  As of June 30, 2013, you will automatically forfeit all interest in any portion of the grant that has not been earned pursuant to paragraph 4(a) and the portion of your dividend account (described in paragraph 6) attributable to the forfeited Restricted Shares.

   (c)                (i)         TRS for the Performance Period shall mean, with respect to the Company, (A) the sum of (1) the change in the Average Share Price (as defined below) for the Performance Period (determined using the average prices per Share for the month ended June 30, 2010, and for the month ending June 30, 2013), plus (2) reinvested dividends and other distributions paid with respect to Common Shares during the Performance Period, divided by (B) the Average Share Price for the month ended June 30, 2010, all of which is subject to adjustment as provided in paragraph 10.  For the purpose of computing TRS, dividends and other distributions paid with respect to Common Shares shall be assumed to be reinvested in Common Shares as of the end of the month in which paid.

                                                           (ii)        For the purpose of this paragraph 4(c), the "Average Share Price" for a particular period means the average of the Fair Market Values of a Share on all the dates in that period on which the exchange on which Shares are traded is open.

                                                           (iii)       The "compounded annual TRS" for the Performance Period shall be calculated in accordance with the generally accepted calculation of a compounded annual growth rate over a defined period.

                                                           (iv)       No portion of the grant shall be earned under paragraph 4(a) unless and until the Committee has certified the TRS and compounded annual TRS for the performance period.

                    5.    Service Condition

                                      (a)                The following schedule will determine your nonforfeitable ("vested") interest in your Earned Restricted Shares, if any (see paragraph 4(b)):

If you remain in the employ of the Company or a Subsidiary on the date below:	Your interest in the following percentage of your Earned Restricted Shares will become vested on that date:

July 15, 2013	50 percent
July 15, 2014	An additional 50 percent

 (b)               If your employment with the Company and its Subsidiaries terminates on or before June 30, 2013, by reason of your death or Permanent Disability, you or your estate will become vested on June 30, 2013, in a fraction of your Earned Restricted Shares.  The numerator of the fraction will be the number of full months elapsed from July 1, 2010, through the date of termination, and the denominator will be 36.

 (c)                If your employment with the Company and its Subsidiaries terminates after June 30, 2013, but before July 15, 2014, by reason of your death or Permanent Disability, your interest in Earned Restricted Shares that have not yet vested under paragraph 5(a) will become vested on the date of the termination of your employment.

                    6.                  The period beginning on the date of grant during which your interest in Restricted Shares remains forfeitable is called the Restricted Period for those Restricted Shares.  During the Restricted Period with respect to Restricted Shares the Company will hold the certificate for those Restricted Shares, and you may not assign or otherwise transfer those Restricted Shares or any interest in those Restricted Shares.  You may, however, vote the Restricted Shares.  During the Restricted Period with respect to Restricted Shares, no dividends will be paid with respect to the Restricted Shares, but the Company will credit a bookkeeping account with amounts equal to the dividends that would otherwise be payable with respect to those Restricted Shares, and the amounts credited to your dividend account will be payable only as provided in paragraph 7.

                    7.                  If your interest in any Earned Restricted Shares becomes vested under paragraph 5, the Company will deliver a number of Common Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) and pay the amount credited to your dividend account under paragraph 6 with respect to those vested Shares.  The Company will make the delivery and payment as soon as practicable after the later of (i) the vesting date specified in paragraph 5 for such Restricted Shares and (ii) the Committee's certification of its determination regarding the Company's achievement of the performance goal, but in no event later than December 31 of the year in which the vesting date occurs. The Company will make the delivery to you or, in the event of your death, to your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, subject to satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by the Company.

                    8.                  The Company will deduct from any payment of dividend equivalents the amount of tax it is obliged to withhold with respect to the payment.  You or, in the event of your death, the person to whom Shares will be delivered may make provision for payment of any tax the Company is obliged to withhold in connection with the vesting of your interest or the delivery of the Shares, by making payment to the Company in cash.  The Company may elect in its discretion to retain Shares from the number deliverable, to satisfy its withholding obligation.

                    9.                  The Company has provided you with a copy of the Incentive Plan, which describes certain terms, conditions, restrictions, and limits on the Restricted Shares granted to you.  In addition to being subject to the terms of this agreement, the grant to you is subject to the terms, conditions, restrictions, and limits set forth in the Incentive Plan, as if they were set forth in full in this agreement, including the following:

 (a)                You will forfeit any portion of the grant that is not earned pursuant to paragraph 4.

 (b)               You will forfeit any Earned Restricted Shares in which your interest does not vest under paragraph 5.

Upon a forfeiture, all interest in the affected Restricted Shares and in the portion of your dividend account attributable to those Shares will automatically revert to the Company.

                    10.              Upon the occurrence of certain events relating to the Company's Common Shares contemplated by Section 14 of the Incentive Plan, the Committee shall make adjustments in the number of Restricted Shares then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend paid on the Common Shares.  Furthermore, the Committee shall adjust the performance measures and performance goals referenced in paragraph 4 to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Company's earnings, or (d) any other similar special circumstances.

                    11.              (a)        For the purposes of paragraphs 5(b) and (c) and 11(b), the term "termination of employment" shall be construed to mean a separation from service, as that term is defined in the regulations under section 409A of the Code.

 (b)               If you are, on the date of termination of employment, a specified employee, as that term is used in regulations under section 409A of the Code, no payment of an amount that is deferred compensation for purposes of section 409A of the Code may be made until the first day of the seventh month beginning after termination of employment.  The Company believes the amounts payable under this agreement are not deferred compensation for purposes of section 409A of the Code, and this paragraph shall be construed accordingly unless this belief is demonstrated to be incorrect.

                    12.             Section 3 of the Change in Control Agreement in effect on the date of grant between you and the Company (the "CIC Agreement") provides for immediate full vesting of equity awards upon a Change in Control.  This Restricted Share Agreement amends the CIC Agreement to make Section 3 of the CIC Agreement inapplicable to the Restricted Shares granted under this agreement and any dividend account attributable to them. You agree that Section 15 of the Incentive Plan (entitled "Change in Control") supersedes Section 3 of the CIC Agreement with respect to the Restricted Shares granted under this agreement and any dividend account attributable to them.

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IN WITNESS WHEREOF, the undersigned have caused this Restricted Share Award Agreement to be executed as of the _____day of _______________.

                                                                                                                                                                                                            PARKWAY PROPERTIES, INC.

                                                                                                                                                                                                            By __________________________________

                        By executing this agreement, I acknowledge receipt of a copy of the Parkway Properties, Inc. 2010 Omnibus Equity Incentive Plan and agree to be bound by the terms and conditions of the Incentive Plan and this agreement.  I also agree to follow any guidelines promulgated by the Company from time to time for the ownership and retention of Shares by directors, officers, and executives, as applicable to me.

Date:  _____________                                                                                                                                                                            _____________________________________